Exhibit 99.1

Date: May 14, 2010	Media Contact:

Michael Kinney

732-938-1031

mkinney@njresources.com

Investor Contact:

Dennis Puma

732-938-1229

dpuma@njresources.com

WESTHOVEN PROMOTED AT NJR ENERGY SERVICES

WALL, NJ – New Jersey Resources (NYSE:NJR) today announced the promotion of Stephen D. Westhoven to Senior Vice President of NJR Energy Services (NJRES), the wholesale energy services subsidiary of NJR.

“This year is Steve’s twentieth with our company,” said Laurence M. Downes, Chairman and CEO of NJR. “He was there when we launched NJR Energy Services in 1995 and, over the past fifteen years, has played a critical role in developing the strategy and the team that has grown the business into a highly disciplined and successful operation, respected throughout the industry for its expertise and collaborative approach with customers.”

Westhoven joined New Jersey Natural Gas in 1990, working in the engineering and gas supply departments, before joining NJRES as director of energy trading. He is currently responsible for the procurement and maximization of NJRES’ capacity and gas sales. He earned a Bachelor of Science degree in mechanical engineering from Catholic University.

Westhoven replaces Joseph P. Shields who resigned to accept a new position as President of the Millennium Pipeline.

“We are grateful for Joe’s many years of service and wish him the very best for success in the future,” said Downes. “Joe’s talent and creativity will serve him well in his new role.”

About New Jersey Resources

New Jersey Resources, a Fortune 1000 company, provides reliable energy and natural gas services including transportation, distribution, and asset management in states from the Gulf Coast to the New England regions, including the Mid-Continent region, the West Coast and Canada, while investing in and maintaining an extensive infrastructure to support future growth. With over $2.5 billion in annual revenues, NJR safely and reliably operates and maintains 6,700 miles of natural gas transportation and distribution infrastructure to serve nearly half a million customers; develops and manages a diverse portfolio of more than 777,000 dth/d of transportation capacity and 52 Bcf of storage capacity; and provides appliance installation, repair and contract service to approximately 144,000 homes and businesses. Additionally, NJR holds investments in midstream assets through equity partnerships including Steckman Ridge and Iroquois. Through Conserve to Preserve®, NJR is helping customers save energy and money by promoting conservation and encouraging efficiency. For more information about NJR, visit www.njliving.com.

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